EXHIBIT 99.1
Integrity Bancshares, Inc. Announces Two-For-One Stock Split
Alpharetta, GA, November 2, 2005 — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced that its board of directors approved a two-for-one stock split, payable on December 12, 2005 to shareholders of record as of November 28, 2005. This stock split occurs less than one year after a previous three-for-two stock split, which was paid in January, 2005. The split will bring the total number of outstanding common shares to approximately 14.3 million. The split is intended to improve market liquidity and maintain an optimal trading range for the price.
“The company continues to be blessed financially,” said Steve Skow, President and Chief Executive Officer of Integrity Bancshares, Inc. “Our strong growth continues, and earnings have surged to the highest levels ever. We appreciate the confidence investors have shown in our company, even as many financial stocks have suffered this year due to rising interest rates.”
Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta (Fulton County), Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell (Fulton County), Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna (Cobb County), Georgia in June, 2004. A loan production office (LPO) opened at 1165 Lawrenceville-Suwanee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004. A second loan production office opened in Cumming (Forsyth County), Georgia in October, 2005.
Morgan Keegan & Company, Inc. serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Managing Director of Morgan Keegan, is the principal contact (404-240-6751).
The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Senior Vice-President & C.F.O.
Contact:

Integrity Bancshares, Inc. Mr. Jeff L. Sanders Senior Vice-President & C.F.O (770) 777-0324 jsanders@myintegritybank.com